SABW Draft
                                                                      06/11/01




                               SERIES SUPPLEMENT

                      CORPORATE BACKED TRUST CERTIFICATES

                             SERIES 2001-25 TRUST

                                    between

                            LEHMAN ABS CORPORATION,

                                 as Depositor

                                      and

                     U.S. BANK TRUST NATIONAL ASSOCIATION,

                                      as

                      CORPORATE BACKED TRUST CERTIFICATES

                           Dated as of June 14, 2001

                               Table of Contents

                                                                           Page

Section 1.   Incorporation of Standard Terms.................................1

Section 2.   Definitions.....................................................1

Section 3.   Designation of Trust and Certificates...........................7

Section 4.   Trust Certificates..............................................8

Section 5.   Distributions...................................................9

Section 6.   Trustee's Fees.................................................11

Section 7.   Optional Exchange; Optional Call...............................11

Section 8.   Notices of Events of Default...................................13

Section 9.   Miscellaneous..................................................14

Section 10.  Governing Law..................................................16

Section 11.  Counterparts...................................................16

Section 12.  Termination of the Trust.......................................16

Section 13.  Sale of Underlying Securities; Optional Exchange...............16

Section 14.  Amendments.....................................................17

Section 15.  Voting of Underlying Securities, Modification of Indenture.....17


SCHEDULE I        SERIES 2001-25 UNDERLYING SECURITIES SCHEDULE
SCHEDULE II       CLASS A-2 CERTIFICATE CALL SCHEDULE
EXHIBIT A-1       FORM OF TRUST CERTIFICATE CLASS A-1
EXHIBIT A-2       FORM OF TRUST CERTIFICATE CLASS A-2
EXHIBIT B         FORM OF WARRANT AGENT AGREEMENT
EXHIBIT C         FORM OF INVESTMENT LETTER

                               SERIES SUPPLEMENT

                      CORPORATE BACKED TRUST CERTIFICATES

                             Series 2001-25 TRUST

         SERIES SUPPLEMENT, Series 2001-25, dated as of June 14, 2001 (the "Series Supplement"), by and between LEHMAN ABS CORPORATION, as Depositor (the "Depositor"), and U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee (the "Trustee").

                             W I T N E S S E T H:

         WHEREAS, the Depositor desires to create the Trust designated herein (the "Trust") by executing and delivering this Series Supplement, which shall incorporate the terms of the Standard Terms for Trust Agreements, dated as of January 16, 2001 (the "Standard Terms"; together with this Series Supplement, the "Trust Agreement"), by and between the Depositor and the Trustee, as modified by this Series Supplement;

         WHEREAS, the Depositor desires to deposit into the Trust the Underlying Securities set forth on Schedule I attached hereto (the "Underlying Securities Schedule") the general terms of which are described in the Prospectus Supplement under the heading "Description of the Deposited Assets - Underlying Securities;"

         WHEREAS, in connection with the creation of the Trust and the deposit therein of the Underlying Securities, it is desired to provide for the issuance of trust certificates (the "Certificates") evidencing undivided interests in the Trust; and

         WHEREAS, the Trustee has joined in the execution of the Standard Terms and this Series Supplement to evidence the acceptance by the Trustee of the Trust;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants expressed herein, it is hereby agreed by and between the Depositor and the Trustee as follows:

     Section 1. Incorporation of Standard Terms. Except as otherwise provided herein, all of the provisions of the Standard Terms are hereby incorporated herein by reference in their entirety, and this Series Supplement and the Standard Terms shall form a single agreement between the parties. In the event of any inconsistency between the provisions of this Series Supplement and the provisions of the Standard Terms, the provisions of this Series Supplement will control with respect to the Series 2001-25 Certificates and the transactions described herein.

     Section 2. Definitions.

         (a) Except as otherwise specified herein or as the context may otherwise require, the following terms shall have the respective meanings set forth below for all purposes under this Series Supplement. (Section 2(b) below sets forth terms listed in the Standard Terms which are not applicable to this Series.) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Standard Terms.

         "Available Funds" shall have the meaning specified in the Standard Terms, except that proceeds of any redemption of the Underlying Securities and investment income earned on funds invested pursuant to Section 3.05 of the Standard Terms shall be included in Available Funds.

         "Business Day" shall mean any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to be closed for business or
(iii) a day that is not a business day for the purposes of the Declaration of Trust.

         "Call Date" shall mean any Business Day on or after June 14, 2006, or after the announcement of any redemption or other unscheduled payment on the Underlying Securities on which the Call Warrants are exercised and the proceeds of an Optional Call are distributed to holders of the Certificates pursuant to Section 7 hereof.

         "Call Notice" shall have the meaning specified in Section 1.1 of the Warrant Agent Agreement.

         "Call Price" shall mean, for each related Call Date, (i) in the case of the Class A-1 Certificates, the par value of the Class A-1 Certificates being purchased pursuant to the exercise of the Call Warrants, plus any accrued and unpaid interest on such amount (including any deferred distributions with interest thereon) to but excluding the Call Date and (ii) in the case of the Class A-2 Certificates, any accrued and unpaid interest on the notional amount of the Class A-2 Certificates being purchased pursuant to the exercise of the Call Warrants to but excluding the Call Date, plus the additional amount (or portion thereof, in the case of a partial call) set forth under the heading "Value" in Schedule II hereof for such Call Date or, if such Call Date is not a Distribution Date, the immediately following Distribution Date.

         "Call Warrants" shall have the meaning specified in Section 3 hereof.

         "Certificate Account" shall have the meaning specified in the Standard Terms.

         "Certificates" shall have the meaning specified in Section 3 hereof.

         "Class A-1 Allocation" means the sum of the present values (discounted at the rate of 7.625% per annum) of (i) any unpaid interest due or to become due on the Class A-1 Certificates and (ii) the outstanding principal amount of the Certificates (in each case assuming that the Class A-1 Certificates were paid when due and were not redeemed prior to their stated maturity).

         "Class A-2 Allocation" means the present value (discounted at the rate of 7.625% per annum) of any unpaid amounts due or to become due on the Class A-2 Certificates (assuming that the Class A-2 Certificates were paid when due and were not redeemed prior to their stated maturity).

         "Class A-1 Certificates" shall mean the Certificates, in the form attached hereto as Exhibit A-1, to be issued by the Trust representing a proportionate undivided beneficial ownership interest in certain distributions to be made by the Trust and having the characteristics described herein and in the Certificates.

         "Class A-2 Certificates" shall mean the Certificates, in the form attached hereto as Exhibit A-2, to be issued by the Trust representing a proportionate undivided beneficial ownership interest in certain distributions to be made by the Trust and having the characteristics described herein and in the Certificates.

         "Closing Date" shall mean June 14, 2001.

         "Collection Period" shall mean, (i) with respect to each December Distribution Date, the period beginning on the day after the June Distribution Date and ending on such December Distribution Date, inclusive and, (ii) with respect to each June Distribution Date, the period beginning on the day after the December Distribution Date of a given year and ending on the June Distribution Date of the following year, inclusive; provided, however, that clauses (i) and (ii) shall be subject to Section 9(f) hereof.

         "Corporate Trust Office" shall mean the office of U.S. Bank Trust National Association located at 100 Wall Street, New York, New York 10005.

         "Currency" shall mean United States Dollars.

         "Declaration of Trust" shall mean the declaration of trust pursuant to which the Underlying Securities were issued.

         "Deferral Period" shall have the meaning specified in Section 5(b) hereof.

         "Depository" shall mean The Depository Trust Company.

         "Distribution Date" shall mean June 1st and December 1st of each year (or if such date is not a Business Day, the next succeeding Business Day), commencing on December 1, 2001, and ending on the earlier of the Final Scheduled Distribution Date and any date on which Underlying Securities are redeemed pursuant to the Declaration of Trust.

         "Eligible Account" shall have the meaning specified in the Standard Terms.

         "Eligible Investments" shall be as defined in the Standard Terms; provided, however, that (i) the minimum required rating for long-term instruments will be equal to the rating of the Underlying Securities, and (ii) the rating of any short-term instruments will be A-1+ by S&P and P1 by Moody's; and provided, further, that any such investment matures no later than the Business Day prior to any related Distribution Date and that any such investment be denominated in U.S. dollars.

         "Event of Default" shall mean (i) a default in the payment of any interest on any Underlying Security after the same becomes due and payable (subject to any permitted deferrals and applicable grace period), (ii) a default in the payment of the principal of or any installment of principal of any Underlying Security when the same becomes due and payable, and (iii) any other event specified as an "Event of Default" in the Declaration of Trust for the Underlying Securities.

         "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Extraordinary Trust Expenses" shall have the meaning specified in the Standard Terms.

         "Final Scheduled Distribution Date" shall mean December 1, 2027.

         "Interest Accrual Period" shall mean for any Distribution Date, the period from and including the preceding Distribution Date (or in the case of the first Interest Accrual Period, from and including June 14, 2001) to but excluding the current Distribution Date.

         "Liquidation Price" shall mean the price at which the Trustee sells the Underlying Securities.

         "Liquidation Proceeds" shall have the meaning specified in the Standard Terms.

         "Maturity Date" shall have the meaning specified in Schedule I hereto.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Optional Call" shall mean the call of the Certificates by the Warrant Holder, in whole or in part, resulting from the exercise of Call Warrants by the Warrant Holder, pursuant to Section 7(d) hereof.

         "Optional Exchange" shall mean the exchange of the Certificates by the Trust for the Underlying Securities pursuant to Section 7(a) hereof.

         "Optional Exchange Date" shall mean any Distribution Date on which Underlying Securities subject to Optional Exchange are distributed to a Certificateholder.

         "Ordinary Expenses" shall mean the Trustee's ordinary expenses and overhead in connection with its services as Trustee, including the items referred to in the definition of Ordinary Expenses in the Standard Terms.

         "Prepaid Ordinary Expenses" shall be zero for this Series.

         "Prospectus Supplement" shall mean the Prospectus Supplement, dated June [4], 2001, relating to the Certificates.

         "Rating Agency" shall mean Moody's and S&P.

         "Rating Agency Condition" shall have the meaning specified in the Standard Terms.

         "Record Date" shall mean, with respect to each Distribution Date, the day immediately preceding the related Distribution Date.

         "Required Interest" shall have the meaning specified in the Standard Terms.

         "Required Percentage-Amendment" shall be 66-2/3% of the aggregate Voting Rights, unless the subject amendment requires the vote of holders of only one Class of Certificates pursuant to the Standard Terms, in which case 66-2/3% of the Certificate Principal Amount of such Class.

         "Required Percentage-Direction of Trustee" shall be 66-2/3% of the aggregate Voting Rights.

         "Required Percentage-Remedies" shall be 66-2/3% of the aggregate Voting Rights.

         "Required Percentage-Removal" shall be 66-2/3% of the aggregate Voting Rights.

         "Required Rating" shall mean, in the case of Moody's, the rating assigned to the Underlying Securities by Moody's as of the Closing Date, and, in the case of S&P, the rating assigned to the Underlying Securities by S&P as of the Closing Date.

         "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         "Series" shall mean Series 2001-25.

         "Special Event" shall have the meaning specified in the Prospectus Supplement.

         "Trustee Fee" shall mean the amount paid to the Trustee by the Depositor on the Closing Date.

         "Trust Property" shall mean the Underlying Securities described on
Schedule I hereto and the Certificate Account.

         "Underlying Securities" shall mean $25,000,000 aggregate principal amount of 7.83% Capital Securities due December 1, 2027, issued by the Underlying Securities Issuer, as set forth in Schedule I attached hereto (subject to Section 3(d) hereof).

         "Underlying Securities Delaware Trustee" shall mean The Chase Manhattan Bank (Delaware).

         "Underlying Securities Guarantor" shall mean Dominion Resources, Inc.

         "Underlying Securities Issuer" shall mean Dominion Resources Capital Trust I.

         "Underwriters" shall mean Lehman Brothers Inc., an affiliate of the Depositor, and [Other Underwriters].

         "Voting Rights" shall, in the entirety, be allocated among all Class A-1 Certificateholders in proportion to the then unpaid principal amounts of their respective Certificates. The Class A-2 Certificateholders will have no Voting Rights.

         "Warrant Agent" shall mean initially, U.S. Bank Trust National Association.

         "Warrant Agent Agreement" shall mean that certain Warrant Agent Agreement, dated as of the date hereof, between the Depositor and U.S. Bank Trust National Association, as Warrant Agent and as Trustee, as the same may be amended from time to time.

         "Warrant Holder" shall mean the holder of a Call Warrant.

     (b) The terms listed below are not applicable to this Series.

                "Accounting Date"

                "Administrative Fees"

                "Advance"

                "Allowable Expense Amounts"

                "Basic Documents"

                "Calculation Agent"

                "Call Premium Percentage"

                "Credit Support"

                "Credit Support Instrument"

                "Credit Support Provider"

                "Cut-off Date"

                "Eligible Expense"

                "Exchange Rate Agent"

                "Fixed Pass-Through Rate"

                "Floating Pass-Through Rate"

                "Guaranteed Investment Contract"

                "Letter of Credit"

                "Limited Guarantor"

                "Limited Guaranty"

                "Minimum Wire Denomination"

                "Notional Amount"

                "Pass-Through Rate"

                "Place of Distribution"

                "Purchase Price"

                "Required Premium"

                "Required Principal"

                "Requisite Reserve Amount"

                "Retained Interest"

                "Sale Procedures"

                "Sub-Administration Account"

                "Sub-Administration Agreement"

                "Sub-Administration Agent"

                "Surety Bond"

                "Swap Agreement"

                "Swap Counterparty"

                "Swap Distribution Amount"

                "Swap Guarantee"

                "Swap Guarantor"

                "Swap Receipt Amount"

                "Swap Termination Payment"

     Section 3. Designation of Trust and Certificates. The Trust created hereby shall be known as the "Corporate-Backed Trust Certificates, Series 2001-25 Trust." The Certificates evidencing certain undivided ownership interests therein shall be known as "Corporate Backed Trust Certificates, Series 2001-25." The Certificates shall consist of the Class A-1 Certificates and the Class A-2 Certificates (together, the "Certificates"). The Trust is also issuing call warrants with respect to the Certificates ("Call Warrants").

     (a) The Certificates shall be held through the Depository in book-entry form and shall be substantially in the forms attached hereto as Exhibits A-1 and A-2. The Class A-1 Certificates shall be issued in denominations of $25. The Class A-2 Certificates shall be issued in minimum notional denominations of $1,000 and integral multiples of $1 in excess thereof. Except as provided in the Standard Terms and in paragraph (d) in this Section, the Trust shall not issue additional Certificates or incur any indebtedness.

     (b) The Class A-1 Certificates have an initial aggregate certificate principal amount (the "Certificate Principal Amount") of $25,000,000. The Class A-2 Certificates are interest-only Certificates, and have a notional amount equal to the Certificate Principal Amount of the Class A-1
Certificates.

     (c) The holders of the Class A-1 Certificates will be entitled to receive on each Distribution Date the interest, if any, received on the Underlying Securities, to the extent necessary to pay interest at a rate of 7.625% per annum on the outstanding Certificate Principal Amount of the Class A-1 Certificates. The holders of the Class A-2 Certificates will be entitled to receive on each Distribution Date the interest, if any, received on the Underlying Securities, to the extent necessary to pay interest at a rate of 0.205% per annum on the outstanding notional amount of the Class A-2 Certificates. On December 1, 2001, the Trustee will pay to the Depositor the amount of interest accrued and paid on the Underlying Securities from June 1, 2001, to but not including the Closing Date. If Available Funds are insufficient to pay such amount, the Trustee will pay the Depositor its pro rata share, based on the ratio the amount owed to the Depositor bears to all the amounts owed to the Class A-1 Certificates in respect of accrued interest, of any proceeds from the recovery on the Underlying Securities.

     (d) The Depositor may sell to the Trustee additional Underlying Securities on any date hereafter upon at least 3 Business Days notice to the Trustee and upon (i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Underlying Securities will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code. Upon such sale to the Trustee, the Trustee shall deposit such additional Underlying Securities in the Certificate Account, and shall authenticate and deliver to the Depositor, on its order, Class A-1 Certificates in a Certificate Principal Amount, and Class A-2 Certificates in a notional amount, equal to the principal amount of such additional Underlying Securities, and the Call Warrants related thereto. Any such additional Class A-1 Certificates and Class A-2 Certificates authenticated and delivered shall have the same terms and rank pari passu with the corresponding classes of Certificates previously issued in accordance with this Series Supplement.

     (e) As a condition precedent for transferring the Call Warrants, the prospective transferee shall be required to deliver to the Trustee and the Depositor an executed copy of the Investment Letter (set forth in Exhibit C hereto).

     Section 4. Trust Certificates. The Trustee hereby acknowledges receipt, on or prior to the Closing Date, of:

     (a) the Underlying Securities set forth on the Underlying Securities Schedule; and

     (b) all documents required to be delivered to the Trustee pursuant to
Section 2.01 of the Standard Terms.

     Section 5. Distributions.

     (a) Except as otherwise provided in Section 3(c), on each applicable Distribution Date, the Trustee shall apply Available Funds in the Certificate Account as follows:

          (i) The Trustee will pay the interest portion of Available Funds (subject to Section 5(c) and Section 5(d) below):

               (1) first, to the Trustee, as reimbursement for any Extraordinary Trust Expenses incurred by the Trustee in accordance with Section 6(b) below and approved by 100% of the Certificateholders; and

               (2) second, to the holders of the Class A-1 Certificates and to the holders of the Class A-2 Certificates, interest accrued and unpaid on each such Class pro rata in proportion to their entitlements thereto.

          (ii) the Trustee will pay the principal portion of Available Funds:

          (1) first, to the Trustee, as reimbursement for any remaining Extraordinary Trust Expenses incurred by the Trustee in accordance with
     Section 6(b) below and approved by 100% of the Certificateholders; and

          (2) second, to the holders of the Class A-1 Certificates, the Certificate Principal Amount.

     (b) Distributions of interest on the Class A-1 Certificates and the Class A-2 Certificates may be deferred as a result of the deferral of payment on the Underlying Securities. Distributions on the Underlying Securities may be deferred pursuant to the Underlying Securities Trust Agreement for up to ten consecutive semi-annual interest periods (each, a "Deferral Period") provided that no Deferral Period may extend beyond the Final Scheduled Distribution Date. During any Deferral Period, interest on the Underlying Securities will continue to accrue at the applicable rate per annum compounded semi-annually. Interest on deferred and compounded interest on the Class A-1 Certificates and the Class A-2 Certificates will be owing only to the extent that such interest is actually received by the Trustee on the Underlying Securities.

     (c) Notwithstanding the foregoing, if the Underlying Securities are redeemed, prepaid or liquidated in whole or in part for any reason (including a Special Event) other than due to the occurrence of an Event of Default, the cessation of the Underlying Securities Guarantor to file periodic reports as required by the Exchange Act, or at their maturity, the Trustee shall apply Available Funds in the manner described in Section 5(h) in the following order of priority:

          (i) first, to the Trustee, as reimbursement for any Extraordinary Trust Expenses incurred by the Trustee in accordance with Section 6(b) below and approved by 100% of the Certificateholders;

          (ii) second, to the holders of the Class A-1 Certificates, an amount equal to the outstanding principal amount thereof plus accrued and unpaid interest thereon;

          (iii) third, to the holders of the Class A-2 Certificates, the present value of all amounts that would otherwise have been payable on the Class A-2 Certificates for the period from the date of such redemption or prepayment to the Final Scheduled Distribution Date using a discount rate of 7.625% per annum, assuming no delinquencies, deferrals, redemptions or prepayments on the Underlying Securities; and

          (iv) fourth, any remainder to the holders of the Class A-1 Certificates and the Class A-2 Certificates pro rata in proportion to the ratio of the Class A-1 Allocation to the Class A-2 Allocation.

     (d) Notwithstanding the foregoing, if the Underlying Securities are redeemed, prepaid or liquidated in whole or in part due to the occurrence of an Event of Default, the Trustee shall apply Available Funds to the holders of the Class A-1 Certificates and the holders of the Class A-2 Certificates in accordance with the ratio of the Class A-1 Allocation to the Class A-2 Allocation.

     (e) Unless otherwise instructed by holders of Certificates representing a majority of the Voting Rights, thirty (30) days after giving notice pursuant to Section 8 hereof, the Trustee shall sell the Underlying Securities pursuant to Section 13 hereof and deposit the Liquidation Proceeds, if any, into the Certificate Account for distribution not later than two (2) Business Days after the receipt of immediately available funds in accordance with Section 5(d) hereof.

     (f) If the Trustee receives non-cash property in respect of the Underlying Securities as a result of a payment default on the Underlying Securities (including from the sale thereof), the Trustee will promptly give notice to the Depository, or for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice shall state that the Trustee shall and the Trustee shall, not later than 30 days after the receipt of such property, allocate and distribute such property to the holders of Class A-1 Certificates and Class A-2 Certificates then outstanding and unpaid (after deducting the costs incurred in connection therewith) in accordance with Section 5(d) hereof. Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. In-kind distribution of such property to Certificateholders will be deemed to reduce the principal amount of Certificates on a dollar-for-dollar basis.

     (g) Subject to Section 9(f) hereof, to the extent Available Funds are insufficient to make any required distributions due to any Class of Certificates on any Distribution Date, any shortfall will be carried over and will be distributed on the next Distribution Date (or date referred to in Section 5(h) hereof) on which sufficient funds are available to pay such shortfall.

     (h) If a payment with respect to the Underlying Securities is made to the Trustee (i) after the payment date of the Underlying Securities on which such payment was due or (ii) after the Underlying Securities are redeemed, prepaid or liquidated in whole or in part for any reason (including a Special Event) other than due to the occurrence of an Event of Default or at their maturity, then the Trustee will distribute any such amounts received on the next occurring Business Day (a "Special Distribution Date") as if the funds had constituted Available Funds on the Distribution Date immediately preceding such Special Distribution Date; provided, however, that the Record Date for such Special Distribution Date shall be five Business Days prior to the day on which the related payment was received from the Underlying Securities Delaware Trustee.

     (i) Notwithstanding Section 3.12 of the Standard Terms, if the Underlying Securities Guarantor ceases to file periodic reports as required under the Exchange Act, the Depositor shall within a reasonable time instruct the Trustee to sell the Underlying Securities and distribute the proceeds of such sale to the certificateholders in accordance with the following order of priority: first, to the Trustee, as reimbursement for any Extraordinary Trust Expenses incurred by the Trustee in accordance with Section 6(b) below and approved by 100% of the Certificateholders; and second, any remainder to the holders of the Class A-1 Certificates and the Class A-2 Certificates pro rata in proportion to the ratio of the Class A-1 Allocation to the Class A-2 Allocation; provided, however, the Depositor shall not instruct the Trustee to distribute or sell the Underlying Securities pursuant to this clause unless the Underlying Securities Guarantor has either (x) stated in writing that it intends permanently to cease filing reports required under the Exchange Act or
(y) failed to file any required reports for one full calendar year.

     Section 6. Trustee's Fees.

     (a) As compensation for its services hereunder, the Trustee shall be entitled to the Trustee Fee. The Trustee Fee shall be paid by the Depositor and not from Trust Property. The Trustee shall bear all Ordinary Expenses. Failure by the Depositor to pay such amount shall not entitle the Trustee to any payment or reimbursement from the Trust, nor shall such failure release the Trustee from the duties it is required to perform under the Trust Agreement.

     (b) Extraordinary Expenses shall not be paid out of the Trust Property unless all the holders of the Class A-1 Certificates and Class A-2 Certificates then outstanding have directed the Trustee to incur such Extraordinary Expenses. The Trustee may incur other Extraordinary Expenses if any lesser percentage of the Certificateholders requesting such action pursuant hereto reimburse the Trustee for the cost thereof from their own funds in advance. If Extraordinary Expenses are not approved unanimously as set forth in the first sentence of this Section 6(b), such Extraordinary Expenses shall not be an obligation of the Trust, and the Trustee shall not file any claim against the Trust therefor notwithstanding failure of Certificateholders to reimburse the Trustee.

     Section 7. Optional Exchange; Optional Call.

     (a) On any Distribution Date, any holder of Class A-1 Certificates and Class A-2 Certificates and the related Call Warrants, if Call Warrants related to such Certificates are outstanding, may exchange such Certificates and, if applicable, Call Warrants, for a distribution of Underlying Securities representing the same percentage of the Underlying Securities as such Certificates represent of all outstanding Certificates.

     (b) The following conditions shall apply to any Optional Exchange.

          (i) A notice specifying the number of Certificates being surrendered and the Optional Exchange Date shall be delivered to the Trustee no less than 5 days (or such shorter period acceptable to the Trustee) but not more than 30 days before the Optional Exchange Date.

          (ii) Certificates and, if applicable, the Call Warrants, shall be surrendered to the Trustee no later than 10:00 a.m. (New York City time) on the Optional Exchange Date.

          (iii) Class A-1 Certificates and Class A-2 Certificates representing a like percentage of all Class A-1 Certificates and Class A-2 Certificates shall be surrendered.

          (iv) The Trustee shall have received an opinion of counsel stating that the Optional Exchange would not affect the characterization of the Trust as a "grantor trust" for federal income tax purposes.

          (v) If the Certificateholder is the Depositor or any Affiliate of the Depositor, (1) the Trustee shall have received a certification from the Certificateholder that any Certificates being surrendered have been held for at least six months, and (2) the Certificates being surrendered may represent no more than 5% (or 25% in the case of Certificates acquired by the Underwriter but never distributed to investors) of the then outstanding Certificates.

          (vi) The Trustee shall not be obligated to determine whether an Optional Exchange complies with the applicable provisions for exemption under Rule 3a-7 of the Investment Company Act of 1940, as amended, or the rules or regulations promulgated thereunder.

          (vii) The provisions of Section 4.07 of the Standard Terms shall not apply to an Optional Exchange pursuant to this Section 7(b). This Section 7(b) shall not provide any person with a lien against, an interest in or a right to specific performance with respect to the Underlying Securities.

     (c) Concurrently with the execution of this Series Supplement, the Trustee, on behalf of the Trust, shall execute the Warrant Agent Agreement and the Call Warrants, dated as of the date hereof and substantially in the form of Exhibit B hereto, initially evidencing all of the Call Warrants. The Trustee shall perform the Trust's obligations under the Warrant Agent Agreement and the Call Warrants in accordance with their respective terms.

     (d) Call Warrants may be exercised by the Warrant Holder in whole or in part on any Call Date. In addition to the conditions set forth in Section 1.1 of the Warrant Agent Agreement, the following conditions shall apply to any Optional Call.

          (i) An opinion of counsel to the Warrant Holder shall have been delivered to the Rating Agencies, in form satisfactory to the Rating Agencies, indicating that payment of the Call Price shall not be recoverable as a preferential transfer or fraudulent conveyance under the United States Bankruptcy Code. Such opinion may contain customary assumptions and qualifications.

          (ii) The Warrant Holder shall have provided a certificate of solvency to the Trustee.

          (iii) Upon receipt of a Call Notice, the Trustee shall provide a conditional call notice to the Depository not less than 3 Business Days prior to the Call Date.

          (iv) Delivery of a Call Notice does not give rise to an obligation on part of the Warrant Holder to pay the Call Price. If, by 10:00 a.m. (New York City time) on the Call Date, the Warrant Holder has not paid the Call Price, then the Call Notice shall automatically expire and none of the Warrant Holder, the Warrant Agent or the Trustee shall have any obligation with respect to the Call Notice. The expiration of a Call Notice shall in no way affect the Warrant Holder's right to deliver a Call Notice at a later date.

          (v) Subject to receipt of the Call Price, the Trustee shall pay the Call Price to the Certificateholders on the Call Date. The Call Price for Class of Certificates in respect of partial calls shall be allocated pro rata to the Certificateholders of such Class.

          (vi) The Trustee shall not consent to any amendment or modification of this Agreement (including the Standard Terms) which would alter the timing or amount of any payment of the Call Price without the prior written consent of 100% of the Warrant Holders.

          (vii) The Trustee shall not be obligated to determine whether an Optional Call complies with the applicable provisions for exemption under Rule 3a-7 of the Investment Company Act of 1940, as amended, or the rules or regulations promulgated thereunder.

     (e) This Section 7 shall not provide the Warrant Holder with a lien against, an interest in or a right to specific performance with respect to the Underlying Securities.

     (f) The Warrant Holder shall initially be the Depositor.

     Section 8. Notices of Events of Default.

     As promptly as practicable after, and in any event within 30 days after, the occurrence of any Event of Default actually known to the Trustee, the Trustee shall give notice of such Event of Default to the Depository, or, if any Certificates are not then held by DTC or any other depository, directly to the registered holders of such Certificates. However, except in the case of an Event of Default relating to the payment of principal of or interest on any of the Underlying Securities, the Trustee will be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of the Certificateholders.

     Section 9. Miscellaneous.

     (a) The provisions of Section 4.04, Advances, of the Standard Terms shall not apply to the Series 2001-25 Certificates.

     (b) The provisions of Section 4.07, Optional Exchange, of the Standard Terms shall not apply to the Series 2001-25 Certificates.

     (c) The Trustee shall simultaneously forward reports to Certificateholders pursuant to Section 4.03 of the Standard Terms and to the New York Stock Exchange.

     (d) Except as expressly provided herein, the Certificateholders shall not be entitled to terminate the Trust or cause the sale or other disposition of the Underlying Securities.

     (e) The provisions of Section 3.07(d) of the Standard Terms shall not apply to the Series 2001-25 Certificates.

     (f) If the Trustee has not received payment with respect to a Collection Period on the Underlying Securities on or prior to the related Distribution Date, such distribution will be made promptly upon receipt of such payment. No additional amounts shall accrue on the Certificates or be owed to Certificateholders as a result of such delay; provided, however, that any additional interest owed and paid by the Underlying Securities Issuer as a result of such delay shall be paid to the Class A-1 Certificateholders pro rata in proportion to their respective entitlements to interest.

     (g) The outstanding principal balance of the Certificates shall not be reduced by the amount of any Realized Losses (as defined in the Standard Terms).

     (h) The Trust may not engage in any business or activities other than in connection with, or relating to, the holding, protecting and preserving of the Trust Property and the issuance of the Certificates, and other than those required or authorized by the Trust Agreement or incidental and necessary to accomplish such activities. The Trust may not issue or sell any certificates or other obligations other than the Certificates or otherwise incur, assume or guarantee any indebtedness for money borrowed.

     (i) Notwithstanding anything in the Trust Agreement to the contrary, the Trustee may be removed upon 60 days prior written notice delivered by the holders of Class A-1 Certificates and Class A-2 Certificates representing the Required Percentage-Removal.

     (j) In the event that the Internal Revenue Service challenges the characterization of the Trust as a grantor trust, the Trustee shall then file such forms as the Depositor may specify to establish the Trust's election pursuant to Section 761 of the Code to exclude the Trust from the application of Subchapter K of the Code and is hereby empowered to execute such forms on behalf of the Certificateholders.

     (k) Notwithstanding anything in the Standard Terms to the contrary, the Trustee, upon written direction by the Depositor, will execute the Certificates.

     (l) In relation to Section 7.01(f) of the Standard Terms, any periodic reports filed by the Trustee pursuant to the Exchange Act in accordance with the customary practices of the Depositor, need not contain any independent reports.

     (m) Notwithstanding anything in the Trust Agreement to the contrary, the Trustee will have no recourse to the Underlying Securities.

     (n) [Reserved].

     (o) The Trust will not merge or consolidate with any other entity without confirmation from each Rating Agency that such merger or consolidation will not result in the qualification, reduction or withdrawal of its then-current rating on the Certificates.

     (p) Notices. All directions, demands and notices hereunder or under the Standard Terms shall be in writing and shall be delivered as set forth below (unless written notice is otherwise provided to the Trustee).

            If to the Depositor, to:

                     Lehman ABS Corporation
                     3 World Financial Center
                     New York, New York  10285
                     Attention:  Structured Credit Trading
                     Telephone:  (212) 526-6570
                     Facsimile:  (212) 526-1546

            If to the Trustee, to:

                     U.S. Bank Trust National Association
                     100 Wall Street
                     New York, New York  10005
                     Attention:  Corporate Trust
                     Telephone:  (212) 361-2500
                     Facsimile:  (212) 809-5459

            If to the Rating Agencies, to:

                     Moody's Investors Service, Inc.
                     99 Church Street 21W
                     New York, New York  10007
                     Attention:  CBO/CLO Monitoring Department
                     Telephone:  (212) 553-1494
                     Facsimile:  (212) 553-0355
    and to:

                    Standard & Poor's
                    55 Water Street
                    New York, New York  10041
                    Attention:  Structured Finance Surveillance Group
                    Telephone:  (212) 438-2482
                    Facsimile:  (212) 438-2664

             If to the New York Stock Exchange, to:

                    New York Stock Exchange, Inc.
                    20 Broad Street
                    New York, New York  10005
                    Attention:  Michael Hyland
                    Telephone:  (212) 656-5868
                    Facsimile:  (212) 656-6919

     Section 10. Governing Law. THIS SERIES SUPPLEMENT AND THE TRANSACTIONS DESCRIBED HEREIN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

     Section 11. Counterparts. This Series Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

     Section 12. Termination of the Trust. The Trust shall terminate upon the earliest to occur of (i) the payment in full at maturity or sale by the Trust after a payment default or an acceleration or other early payment of the Underlying Securities and the distribution in full of all amounts due to the Class A-1 Certificateholders and Class A-2 Certificateholders; (ii) the exercise of all outstanding Call Warrants by the Warrant Holder; (iii) the Final Scheduled Distribution Date and (iv) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

     Section 13. Sale of Underlying Securities; Optional Exchange. In the event of a sale of the Underlying Securities pursuant to Section 5(e) hereof or pursuant to the instructions of the Warrant Agent under Section 1.2 of the Warrant Agent Agreement, the Trustee shall solicit bids for the sale of the Underlying Securities with settlement thereof on or before the third (3rd) Business Day after such sale from three leading dealers in the relevant market. Any of the following dealers (or their successors) shall be deemed to qualify as leading dealers: (1) Credit Suisse First Boston Corporation, (2) Goldman, Sachs & Co., (3) Merrill Lynch, Pierce, Fenner & Smith Incorporated,
(4) UBS Warburg LLC, (5) Salomon Smith Barney Inc., and (6) except in the case of a sale related to the exercise of Call Warrants by the Depositor or any Affiliate thereof, Lehman Brothers Inc. The Trustee shall not be responsible for the failure to obtain a bid so long as it has made reasonable efforts to obtain bids. If a bid for the sale of the Underlying Securities has been accepted by the Trustee but the sale has failed to settle on the proposed settlement date, the Trustee shall request new bids from such leading dealers. to the Class A-1 and Class A-2 Certificateholders. In the event of an Optional Exchange, the Trustee shall only deliver the Underlying Securities to the purchaser of such Underlying Securities or sell the Underlying Securities pursuant to this Section 13, as the case may be, against payment in same day funds deposited into the Certificate Account.

     Section 14. Amendments. Notwithstanding anything in the Trust Agreement to the contrary, in addition to the other restrictions on modification and amendment contained therein, the Trustee shall not enter into any amendment or modification of the Trust Agreement which would adversely affect in any material respect the interests of the holders of any class of Certificates without the consent of the holders of 100% of such class of Certificates; provided, however, that no such amendment or modification will be permitted which would alter the status of the Trust as a grantor trust for federal income tax purposes. Further, no amendment shall be permitted which would adversely affect in any material respect the interests of any Class of Certificateholders without confirmation by each Rating Agency that such amendment will not result in a downgrading or withdrawal of its rating of such Class of Certificates.

     Section 15. Voting of Underlying Securities, Modification of Indenture.

     (a) The Trustee, as holder of the Underlying Securities, has the right to vote and give consents and waivers in respect of the Underlying Securities as permitted by the Depository and except as otherwise limited by the Trust Agreement. In the event that the Trustee receives a request from the Depository, the Underlying Securities Delaware Trustee or the Underlying Securities Issuer for its consent to any amendment, modification or waiver of the Underlying Securities, the Declaration of Trust or any other document thereunder or relating thereto, or receives any other solicitation for any action with respect to the Underlying Securities, the Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of such date. The Trustee shall request instructions from the Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative outstanding principal balances of the Class A-1 Certificates) as the Certificates of the Trust were actually voted or not voted by the Certificateholders thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required; provided, however, that, notwithstanding anything in the Trust Agreement to the contrary, the Trustee shall at no time vote on or consent to any matter (i) unless such vote or consent would not (based on an opinion of counsel) alter the status of the Trust as a grantor trust for federal income tax purposes or result in the imposition of tax upon the Certificateholders, (ii) which would alter the timing or amount of any payment on the Underlying Securities, including, without limitation, any demand to accelerate the Underlying Securities, except in the event of a default under the Underlying Securities or an event which with the passage of time would become an event of default under the Underlying Securities and with the unanimous consent of all outstanding Class A-1 Certificateholders and the Class A-2 Certificateholders, or (iii) which would result in the exchange or substitution of any of the outstanding Underlying Securities pursuant to a plan for the refunding or refinancing of such Underlying Securities except in the event of a default under the Declaration of Trust and only with the consent of Certificateholders representing 100% of the Class A-1 Certificates and 100% of the Class A-2 Certificates. The Trustee shall have no liability for any failure to act resulting from Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

     (b) In the event that an offer is made by the Underlying Securities Issuer to issue new obligations in exchange and substitution for any of the Underlying Securities, pursuant to a plan for the refunding or refinancing of the outstanding Underlying Securities or any other offer is made for the Underlying Securities, the Trustee shall notify the Class A-1 Certificateholders and Class A-2 Certificateholders of such offer promptly. The Trustee must reject any such offer unless the Trustee is directed by the affirmative vote of the holders of 100% of the Class A-1 Certificates and Class A-2 Certificates to accept such offer and the Trustee has received the tax opinion described above. If pursuant to the preceding sentence, the Trustee accepts any such offer the Trustee shall promptly notify the Rating Agencies.

     (c) If an event of default under the Declaration of Trust occurs and is continuing, and if directed by a majority of the outstanding Class A-1 Certificateholders and Class A-2 Certificateholders, the Trustee shall vote the Underlying Securities in favor of directing, or take such other action as may be appropriate to direct, the Underlying Securities Delaware Trustee to declare the unpaid principal amount of the Underlying Securities and any accrued and unpaid interest thereon to be due and payable.

         IN WITNESS WHEREOF, the parties hereto have caused this Series Supplement to be duly executed by their respective authorized officers as of the date first written above.

                       LEHMAN ABS CORPORATION,
                           as Depositor

                       By:
                           ------------------------------
                            Name: Rene Canezin
                            Title:  Senior Vice President


                       U.S. BANK TRUST NATIONAL ASSOCIATION,
                          not in its individual capacity
                          but solely as Trustee on behalf
                          of the Corporate Backed Trust
                          Certificates Series, 2001-25
                          Trust


                       By:
                           ------------------------------
                            Name:  Marlene Fahey
                            Title:  Vice President and Assistant Secretary

                                                                    SCHEDULE I



                                SERIES 2001-25

                        UNDERLYING SECURITIES SCHEDULE

Underlying Securities:             7.83% Capital Securities.

Issuer:                            Dominion Resources Capital Trust I.

CUSIP Number:                      25746RAE6.

Principal Amount Deposited:        $25,000,000.

Final Exchange Date:               Pursuant to an exchange offer which expired
                                   on June 8, 1998, the Underlying Securities
                                   Issuer exchanged the Underlying Securities, which are registered under the Securities
                                   Act of 1933, as amended, for a like
                                   aggregate liquidation amount of its then outstanding 7.83% Capital Securities. Any of such 7.83% Capital Securities that remain outstanding, if any, and the Underlying Securities issued in such exchange offer, will vote together as a single class.

Principal Amount of
Underlying Securities
Originally Issued:                 $250,000,000.

Maturity Date:                     December 1, 2027.

Interest Rate:                     7.83% per annum.

Interest Payment Dates:            June 1st and December 1st.

Record Dates:                      May 15th and November 15th.

                                                                   SCHEDULE II

                      CLASS A-2 CERTIFICATE CALL SCHEDULE

           Distribution Date                            Value

               06/14/01                               $ 473,760
               12/01/01                               $ 471,963
               06/01/02                               $ 469,936
               12/01/02                               $ 467,808
               06/01/03                               $ 465,573
               12/01/03                               $ 463,227
               06/01/04                               $ 460,763
               12/01/04                               $ 458,176
               06/01/05                               $ 455,460
               12/01/05                               $ 452,608
               06/01/05                               $ 451,201
               12/01/06                               $ 446,469
               06/01/07                               $ 443,168
               12/01/07                               $ 439,701
               06/01/08                               $ 436,061
               12/01/08                               $ 432,239
               06/01/09                               $ 428,226
               12/01/09                               $ 424,013
               06/01/10                               $ 419,588
               12/01/10                               $ 414,943
               06/01/11                               $ 410,065
               12/01/11                               $ 404,943
               06/01/12                               $ 399,565
               12/01/12                               $ 393,919
               06/01/13                               $ 387,990
               12/01/13                               $ 381,764
               06/01/14                               $ 375,227
               12/01/14                               $ 368,364
               06/01/15                               $ 361,157
               12/01/15                               $ 353,590
               06/01/16                               $ 345,644
               12/01/16                               $ 337,301
               06/01/17                               $ 328,542
               12/01/17                               $ 319,344
               06/01/18                               $ 309,686
               12/01/18                               $ 299,545
               06/01/19                               $ 288,897
               12/01/19                               $ 277,717
               06/01/20                               $ 265,978
               12/01/20                               $ 253,652
               06/01/21                               $ 240,710
               12/01/21                               $ 227,120
               06/01/22                               $ 212,851
               12/01/22                               $ 197,869
               06/01/23                               $ 182,137
               12/01/23                               $ 165,619
               06/01/24                               $ 148,275

               12/01/24                               $ 130,064
               06/01/25                               $ 110,942
               12/01/25                               $  90,864
               06/01/26                               $  69,783
               12/01/26                               $  47,647
               06/01/27                               $  24,404
               12/01/27                               $    -

                                  EXHIBIT A-1
                      FORM OF TRUST CERTIFICATE CLASS A-1





                                    A-1-1

                                  EXHIBIT A-2
                      FORM OF TRUST CERTIFICATE CLASS A-2




                                    A-2-1

                                   EXHIBIT B

                        FORM OF WARRANT AGENT AGREEMENT

                                   EXHIBIT C

                           FORM OF INVESTMENT LETTER

                         QUALIFIED INSTITUTIONAL BUYER

                                                      Dated: [_______________]


U.S. Bank Trust National Association,
100 Wall Street
New York, New York 10005

Lehman Brothers Inc.
  as initial Warrant Holder
3 World Financial Center
New York, New York 10285

Lehman ABS Corporation
3 World Financial Center
New York, New York  10285

                  Ladies and Gentlemen:

     In connection with our proposed purchase of ___________ Call Warrants (the "Call Warrants") representing an interest in the Corporate Backed Trust Certificates Series 2001-25 Trust (the "Trust"), the investor on whose behalf the undersigned is executing this letter (the "Purchaser") confirms that:

     (1) Reference is made to the Prospectus Supplement, dated June [4], 2001 (the "Prospectus Supplement"), with respect to the Certificates to which the Call Warrants relate. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Prospectus Supplement. The Purchaser has received a copy of the Prospectus Supplement and such other information as the Purchaser deems necessary in order to make its investment decision and the Purchaser has been provided the opportunity to ask questions of, and receive answers from, the Depositor and the Underwriters, concerning the terms and conditions of the Call Warrants. The Purchaser has received and understands the above, and understands that substantial risks are involved in an investment in the Call Warrants. The Purchaser represents that in making its investment decision to acquire the Call Warrants, the Purchaser has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any person, including you, the Depositor or the Trustee or any of your or their affiliates, except as expressly contained in the Prospectus Supplement and in the other written information, if any, discussed above. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Call Warrants, and the Purchaser is able to bear the substantial economic risks of such an investment. The Purchaser has relied upon its own tax, legal and financial advisors in connection with its decision to purchase the Call Warrants.

     (2) The Purchaser is (A) a "Qualified Institutional Buyer" (as defined in Rule 144A under the Securities Act of 1933, as amended (the "1933 Act")) and
(B) acquiring the Call Warrants for its own account or for the account of an investor of the type described in clause (A) above as to each of which the Purchaser exercises sole investment discretion. The Purchaser is purchasing the Call Warrants for investment purposes and not with a view to, or for, the offer or sale in connection with, a public distribution or in any other manner that would violate the 1933 Act or the securities or blue sky laws of any state.

     (3) The Purchaser understands that the Call Warrants have not been and will not be registered under the 1933 Act or under the securities or blue sky laws of any state, and that (i) if it decides to resell, pledge or otherwise transfer any Call Warrant, such Call Warrant may be resold, pledged or transferred without registration only to an entity that has delivered to the Depositor and the Trustee a certification that it is a Qualified Institutional Buyer that purchases (1) for its own account or (2) for the account of such a Qualified Institutional Buyer, that is, in either case, aware that the resale, pledge or transfer is being made in reliance on said Rule 144A and (ii) it will, and each subsequent holder will be required to, notify any purchaser of any Call Warrant from it of the resale restrictions referred to in clause (i) above.

     (4) The Purchaser understands that each of the Call Warrants will bear a legend to the following effect, unless otherwise agreed by the Depositor and the Trustee:

     "THIS CALL WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION UNDER SUCH ACT IS IN EFFECT OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT. THIS CALL WARRANT REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS CALL WARRANT."

     (5) The Purchaser understands that no subsequent transfer of the Call Warrants is permitted unless it causes its proposed transferee to provide to the Depositor and the initial Warrant Holder a letter substantially in the form of Exhibit C to the Series Supplement, as applicable, or such other written statement as the Depositor shall prescribe.

     (6) The Purchaser agrees that if at some time in the future it wishes to transfer or exchange any of the Call Warrants, it will not transfer or exchange any of the Call Warrants unless such transfer or exchange is in accordance with Section 3.2 of the Warrant Agent Agreement. The Purchaser understands that any purported transfer of the Call Warrants (or any interest therein) in contravention of any of the restrictions and conditions in the Trust Agreement, as applicable, shall be void, and the purported transferee in such transfer shall not be recognized by the Trust or any other Person as a Warrant Holder.

     You and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

                                        Very truly yours,

                                        By:
                                           --------------------------------
                                        Name:
                                        Title:

                                        [Medallion Stamp to be affixed here]